Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Home Depot, Inc.:

We consent to the use of our reports dated March 22, 2012 with respect to the Consolidated Balance Sheets of The Home Depot, Inc. and subsidiaries as of January 29, 2012 and January 30, 2011, and the related Consolidated Statements of Earnings, Stockholders’ Equity and Comprehensive Income, and Cash Flows for each of the fiscal years in the three-year period ended January 29, 2012, and the effectiveness of internal control over financial reporting as of January 29, 2012, incorporated herein by reference.

/s/ KPMG LLP

Atlanta, Georgia

June 27, 2012